Exhibit 99.1

Contact: James A. Tracy, CFO Tel: (508) 650-9971 ext. 315

Vision Sciences® Announces Results for the Fiscal Quarter

Ended December 31, 2005

Sales Increase by 18%

NATICK, Mass., January 31, 2006 — Vision-Sciences, Inc., (Nasdaq: VSCI) today announced results for its fiscal third quarter (“Q3 06”) ended December 31, 2005.  For Q3 06, sales increased by 18% to $3.330 million, compared to $2.827 million for the fiscal quarter ended December 31, 2004 (“Q3 05”).  The net loss for Q3 06 was $1.002 million, or $0.03 per share, compared to $0.786 million, or $0.03 per share in Q3 05.  The Company will report full results for Q3 06 ended December 31, 2005 in its Form 10-Q report to the SEC, expected to be filed by February 14, 2006.

Abbreviated results, in $000’s except for per share data, for Q3 06, compared to Q3 05 are as follows:

	Q3 06	Q3 05	Increase (Decrease)
Sales	$3,330	$2,827	$503
Gross profit	885	787	98
Net loss	$(1,002)	$(786)	$(216)
Net loss per share	$(0.03)	$(0.03)	$—

Sales of the medical segment were $2.531 million in Q3 06, an increase of 17%, compared to sales of $2.158 million in Q3 05.  Sales of the industrial segment were $0.799 million in Q3 06, an increase of 19%, compared to sales of $0.669 million in Q3 05.  The higher sales of the medical segment were due primarily to higher unit volume of the Company’s Slide-On EndoSheaths for the domestic and international Ear-Nose-Throat (“ENT”) markets.  The Company noted that sales in Q3 06 included 49,000 units of its ENT Slide-On™ EndoSheath® to Medtronic ENT (“MENT”, formerly “Xomed”).

Ron Hadani, President and CEO of Vision Sciences, stated, “We are very pleased with our sales in Q3 06 as MENT continues to order and re-sell ENT EndoSheath units on a consistent basis, at a rate of approximately 34% better than when VSCI sold directly to users.  In addition, our shipments of ENT EndoSheaths increased to our international distributors by 50%, compared to last year.  This reflects improved market penetration in Europe, and the establishment of our market presence in the Middle East.

Vision-Sciences, Inc. designs, develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On™ EndoSheath® System, which provide the users quick, efficient product turnover while ensuring the patient a contaminant-free product. Information about Vision Sciences’ products is available on the Internet at www.visionsciences.com.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. Future results may vary significantly based on a number of factors including, but not limited to, the availability of capital resources, risks in market acceptance of new products and services and continuing demand for same, the impact of competitive products and pricing, seasonality, changing economic conditions and other risk factors detailed in our most recent annual report and other filings with the SEC. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

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